                                                                  Exhibit 4(i)


                                             THE FRANKLIN LIFE INSURANCE COMPANY

                                                      Springfield, Illinois



                                                   A Legal Reserve Stock Company
Contract Number               1234567            $10,000.00  Single Stipulated Payment

Name of Annuitant             BENJAMIN FRANKLIN


First Contract Year Begins    DECEMBER 1, 1970


Maturity Date                 DECEMBER 1, 2000


Beneficiary                   DEBORAH FRANKLIN, WIFE


     The Franklin Life Insurance Company agrees to pay a life annuity consisting of a series of monthly income payments if the Annuitant is living on the Maturity Date. The first such payment will be made on the Maturity Date and subsequent payments will be made on the same day of each month thereafter so long as the Annuitant shall live. The dollar amount of such payments will be determined as provided in provisions 24, 25, 26 and 28 for the First Settlement Option.

     Upon receipt of due proof of the death of the Annuitant occurring before the Maturity Date, the Company agrees to pay to the Beneficiary the Cash Surrender Value at the Valuation Date coincident with or next following the date on which written notice of death is received by the Company.

     The Provisions on this and the following pages are part of the Contract.

     Signed for the Company at Springfield, Illinois.





          Secretary                                   President





                      A BRIEF DESCRIPTION OF THIS CONTRACT

This is a Single Payment Deferred Variable Annuity or Variable and Fixed Annuity Contract. A death benefit is payable before Maturity Date. Income is payable for life, first payment at Maturity Date.

               ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.











FORM 1181

                                   POLICY DATA


Date of Issue                 DECEMBER 1, 1970      MALE 35     Age and Sex


Contract Number               1234567              $10,000.00   Single Stipulated Payment


Name of Annuitant             BENJAMIN FRANKLIN


First Contract Year Begins    DECEMBER 1, 1970


Maturity Date                 DECEMBER 1, 2000


Beneficiary                   DEBORAH FRANKLIN, WIFE




                               STIPULATED PAYMENT


Stipulated Payment $10,000.00 including the premium for any Additional Benefits described below.

Account allocation of Stipulated Payment excluding premium for Additional Benefits provided by Supplemental Agreement.

   Fixed Dollar Annuity 50.0%           Separate Account 50.0%





                         SCHEDULE OF ADDITIONAL BENEFITS
                     (AS PROVIDED BY SUPPLEMENTAL AGREEMENT)



Form                                                             Single
Number                     Description of Benefits               Premium
 ---                             NONE                             ---





FORM 1171-1181                                                         Page 2

                              GENERAL DEFINITIONS

1. DEFINITIONS      As used in this contract, the terms:
                    (a) "Variable Annuity" means an annuity with payments
                    varying in amount in accordance with the net investment
                    experience of the Separate Account;
                    (b) "Fixed Dollar Annuity" means an annuity with payments
                    which remain fixed as to dollar amount throughout the
                    payment period;
                    (c) "Stipulated Payment" means an amount paid to the
                    Company under this contract as a consideration for the
                    benefits described herein, and includes the premium for
                    any additional benefits provided by Supplemental
                    Agreement;
                    (d) "General Account" means all assets of the Company
                    other than those in a Separate Account. Reserves for any
                    fixed dollar benefits shall be maintained in the General
                    Account;
                    (e) "Separate Account" means those assets of the Company
                    in a segregated investment account entitled "Franklin
                    Life Variable Annuity Fund B" established by the Company
                    pursuant to Illinois law;
                    (f) "Cash Surrender Value" means the value of the
                    Accumulation Units credited to this contract determined
                    on the basis set forth in the Valuation Provision;
                    (g) "Valuation Date" means the date as of which the
                    Accumulation Unit value is determined;
                    (h) "Valuation Period" means the period, as determined by
                    the Company, of not more than 7 calendar days beginning
                    on the day after any Valuation Date and ending on the
                    next Valuation Date;
                    (i) "Accumulation Unit" means a unit used to measure the
                    value of an Owner's fixed dollar annuity or interest in
                    the Separate Account prior to the date on which annuity
                    payments commence; (See provision 19 dealing with
                    accumulation unit values.)
                    (j) "Annuity Unit" means a unit used to determine the
                    amount of each annuity payment after the first; (See
                    provision 27 dealing with annuity unit values.)
                    (k) "Attained Age" of the Annuitant at the end of any
                    period (whether or not the Annuitant is then alive) means
                    his nearest age on the date the first contract year
                    begins plus the length of such period;
                    (l) "Written request" means a written request
                    satisfactory to the Company, filed at its Home Office in
                    Springfield, Illinois.

                               GENERAL PROVISIONS

2. THE CONTRACT     Consideration-Entire Contract: This contract has been issued in consideration of the application and of the payment of
                    stipulated payments as provided. This contract and the
                    application, a copy of which is attached to and made a part of this contract, constitute the entire contract and shall be construed according to the laws of the jurisdiction where it is made.
                    Statements in Application: All statements made in the
                    application shall, in the absence of fraud, be deemed
                    representations and not warranties. No statement shall be
                    used in defense to a claim under this contract unless it
                    is contained in the application and unless a copy of the
                    application is attached to this contract when issued.
                    Modification: Any change in this contract will be valid
                    only when it is approved in writing by the President or
                    Secretary of the Company, and the approval is endorsed on
                    the contract or otherwise recorded as the Company may
                    require. No agent or person other than the above has the
                    authority to change, modify or waive any provision of
                    this contract or to extend the time for paying any
                    stipulated payment.

3. INCONTESTABILITY This contract will be incontestable after it has been in force during the lifetime of the Annuitant for 2 years from its date of issue and except as to the terms of any provision for disability benefits or accidental death benefits.

4. SUICIDE          If within 2 years from date of issue the Annuitant (whether sane or insane) shall die by suicide, this contract shall
                    automatically terminate and the amount payable in lieu of
                    all other benefits shall be limited to the Cash Surrender
                    Value at the date of death plus the sum of the additional
                    premiums paid prior to death for any Supplemental Agreement attached to this contract.

5. AGE AND SEX      If the age or sex of the Annuitant has been misstated, the amounts payable and any benefits accruing hereunder shall be such as the stipulated payments paid would have purchased at the correct age and sex of the Annuitant. Any underpayments already made by the Company shall be made up immediately and any overpayments made by the Company shall be charged
                    against the benefits falling due after adjustment, with
                    compound interest at 5.7% a year in advance.

6. OWNERSHIP AND    Owner: The Owner of this contract will be the Annuitant
      ASSIGNMENT    unless otherwise designated in the application for this
                    contract, or otherwise provided by endorsement at date of
                    issue or unless subsequently changed as provided below. The relationship of the Owner is the relationship to the
                    Annuitant, unless otherwise stated. During the Annuitant's lifetime, all rights under this contract belong exclusively to the Owner unless the Owner provides otherwise by written request. Such rights include the right to assign or
                    surrender this contract and to exercise, receive and enjoy every other right, option and privilege conferred by this
                    contract or allowed by the Company.
                    Change of Ownership: The Owner may designate a new Owner
                    and may designate or change a Contingent Owner at any
                    time during the Annuitant's lifetime by filing a written
                    request at the Home Office of the Company. Such
                    designation or change will take effect only when endorsed
                    upon this contract or otherwise recorded as the Company
                    may require, but upon endorsement or recording the change
                    will relate back to, and take effect as of, the date said
                    written request was signed whether or not the Annuitant
                    be living at the time of such endorsement or recording,
                    subject to the rights of any Assignee of record with the
                    Company and subject to any payment made or action taken
                    by the Company before the written request for designation
                    or change was received at the Home Office.
                    At the death of the Owner during the Annuitant's
                    lifetime, the Contingent Owner, if any, will become the
                    Owner, but if no Contingent Owner is then living,
                    ownership will pass to the estate of the Owner.
                    Assignment: No assignment of this contract will be
                    binding on the Company unless the assignment is in
                    writing and filed at the Home Office. The Company is not
                    responsible for the validity of any assignment.

FORM 1181                                                                 PAGE 3

7. BENEFICIARY      Determination of Beneficiary: The Beneficiary to receive any death benefit will be designated on page 2 of this contract, unless otherwise provided by endorsement at date of issue or unless subsequently changed as provided below. The
                    relationship of the Beneficiary is the relationship to the
                    Annuitant, unless otherwise stated.
                    When any benefit becomes due by reason of the Annuitant's
                    death, the benefit will be paid equally to the
                    Beneficiaries then living in the following order (unless
                    otherwise provided): (1) the primary Beneficiaries; (2)
                    the first contingent Beneficiaries, if any, provided none
                    of the primary Beneficiaries are living; (3) the second
                    contingent Beneficiaries, if any, provided none of the
                    primary and first contingent Beneficiaries are living.
                    If no Beneficiary be living at death of the Annuitant,
                    the death benefit will be paid to the Owner or the
                    executors or administrators of the Owner.
                    Change of Beneficiary: Any Beneficiary may be changed by
                    the Owner at any time during the Annuitant's lifetime by
                    filing a written request at the Home Office of the
                    Company. Such change will take effect only when endorsed
                    upon this contract or otherwise recorded as the Company
                    may require, but upon endorsement or recording the change
                    will relate back to, and take effect as of, the date said
                    written request was signed whether or not the Annuitant
                    be living at the time of such endorsement or recording,
                    subject to the rights of any Assignee of record with the
                    Company and subject to any payment made or action taken
                    by the Company before the written request for change was
                    received at the Home Office. Claims of Creditors: Any
                    amount due any Beneficiary under this contract will be
                    exempt from the claims of creditors of such Beneficiary
                    to the extent permitted by law and may not be assigned or
                    withdrawn before becoming payable unless otherwise agreed
                    to by the Company.

8. SETTLEMENT       Any death benefit becoming due is payable immediately upon receipt at the Home Office of the Company of due proof of
                    death. If any settlement is not made by payment of a
                    single sum, a Supplementary Contract will be issued by
                    the Company which shall set forth the terms and
                    conditions of payment.
                    In any settlement of this contract, by reason of death,
                    surrender or otherwise, any indebtedness to the Company
                    on this contract will be deducted from the amount
                    otherwise payable, and the Company may require return of
                    this contract.

9. CASH SURRENDER   The Owner may surrender this contract for its Cash Surrender
            VALUE   Value, less any indebtedness hereon, by written request at any time before the commencement of annuity payments. The
                    portion of the contract in either Account may be
                    surrendered, provided that portion of the total Stipulated
                    Payment allocated to the other Account on the date of
                    surrender was at least equal to the minimum amount required by the Company under its usual underwriting practices on
                    that date.
                    The Cash Surrender Value will be computed on the
                    Valuation Date coincident with or next following the date
                    on which written request for surrender is received by the
                    Company at the Home Office, and any cash payment will be
                    made within 7 days thereafter except as the Company may
                    be permitted to defer such payment under the Investment
                    Company Act of 1940, as in effect at the time such
                    request is received.

10. LOAN While this contract is in force, before the commencement of annuity payments or the death of the Annuitant, the Company will make a loan on the sole security of the contract. The loan may be for any amount which with interest to the end of the current contract year shall not exceed the Cash
                    Surrender Value of the Fixed Dollar Annuity Accumulation
                    Units on the date of the loan, valued at the end of such contract year, assuming that all Separate Account
                    Accumulation Units are converted to Fixed Dollar Annuity
                    Accumulation Units of equal value on the date of the loan.
                    Loans will be made upon execution of a proper loan agreement and assignment of this contract and, if required by the Company, presentation of this contract for endorsement. Any existing indebtedness on this contract will be deducted from the proceeds of the loan.

                    Upon making or increasing a loan, the Company will convert Separate Account Accumulation Units to Fixed
                    Dollar Annuity Accumulation Units, which will no longer share in the investment experience of the Separate
                    Account, and which will thereafter have the same value as Fixed Dollar Annuity Accumulation Units in the General
                    Account of the Company, in an amount necessary (together with the value of any existing Fixed Dollar Annuity
                    Accumulation Units) to provide sufficient value for such loan. Such conversion will be made on the basis of the Accumulation Unit value on the last day of the Valuation
                    Period in which the loan or increase in loan is made. The value of the Separate Account Accumulation Units to be converted shall bear the same proportion to the loan proceeds as the cash value of the Separate Account
                    Accumulation Units bears to the total Cash Surrender
                    Value of the contract, less any indebtedness hereon, on the date of the loan, unless the Owner otherwise requests.

                    Interest on the loan shall be at the rate of 5.7% a year payable in advance to the end of the current contract year and annually in advance thereafter, and if any interest is not paid when due, it shall be added to the existing loan and shall bear interest at the same rate.

                    The whole or any part of the indebtedness may be repaid at any time while the contract is in force prior to its Maturity Date. Where Separate Account Accumulation Units in the Separate Account have been converted into Fixed Dollar
                    Annuity Accumulation Units prior to the making of a loan, repayments of the loan will result in the conversion of Accumulation Units under the General Account (in an amount equal to the proceeds of the previous conversion of Separate
                    Account Accumulation Units) to Separate Account Accumulation
                    Units, unless the Contract Owner elects that such conversion shall not take place. Such conversion will be made on the basis of the Accumulation Unit value on the last day of the Valuation Period in which repayment is made.

                    This contract shall terminate and have no further value if at any time the total indebtedness hereon equals or exceeds the Cash Surrender Value of this contract, provided at least
                    31 days prior notice shall have been mailed by the Company to the last known address of the Owner, and of any Assignee of record at the Home Office.

FORM 1181                                                                PAGE 4

11. PROOF OF        The Company shall have the right to require evidence of
    SURVIVAL        the survival of any Payee at the time any payment to such
                    Payee is due.

12. NONPARTICI-     This contract is nonparticipating and will not share in the
         PATING     surplus earnings of the Company.

13. VOTING RIGHTS   The Owner shall have the right to vote only at the meetings of the Separate Account Contract Owners. Ownership of this contract shall not entitle any person to vote at any meeting of shareholders of the Company. Votes attributable to the
                    contract shall be cast in conformity with the provisions of the Rules and Regulations of the Separate Account.

14. OWNERSHIP OF    The Company shall have exclusive and absolute ownership and
      ASSETS AND    control of its assets, including all assets in the Separate
   DETERMINATION    Account. Determination by the Company of the value of an
       OF VALUES    Accumulation Unit and an Annuity Unit by the method
                    described in this contract will be conclusive upon the
                    Owner, Annuitant, and any Beneficiary.

15. STIPULATED      The Stipulated Payment is due on the date of issue and is
       PAYMENT      payable in advance.


                              VALUATION PROVISIONS

16. NET STIPULATED  The Net Stipulated Payment is equal to (a) 95% of the amount
          PAYMENTS obtained by deducting from the Stipulated Payment any premium for additional benefits provided by Supplemental
                    Agreement attached to this contract, less (b) any premium taxes on such Stipulated Payment and a contract service charge of $100.

17. ADDITIONAL      Each month during the first 5 contract years, the Company
  FIXED DOLLAR      will increase the number of Fixed Dollar Annuity
       ANNUITY      Accumulation Units in the General Account by a number which
  ACCUMULATION      is equivalent to a 1% a year additional net investment rate.
         UNITS      Each month during the 6th to 10th contract years, inclusive, the Company will increase the number of Fixed Dollar Annuity
                    Accumulation Units in the General Account by a number which is equivalent to a 1/2% a year additional net investment
                    rate. By action of its Directors, the Company may credit
                    additional Fixed Dollar Annuity Units at any time.

18. NET INVESTMENT (a) The net investment rate for any Valuation Period for the RATE AND NET General Account is guaranteed, and is equivalent to an
 INVESTMENT FACTOR  investment rate of 3-1/2% compounded annually, except that, for benefits provided by the Fifth, Sixth, and Seventh
                    Settlement Options it shall be 3% compounded annually.
                    (b) The net investment rate for any Valuation Period for the Separate Account is equal to the gross investment rate for that Account for the period expressed in decimal form to 8 places less a deduction of .00003945 for each day of such Valuation Period. Such gross investment rate is equal to (i) the investment income for the Valuation
                    Period, plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Separate Account less a deduction for any applicable taxes arising from such income and realized and unrealized capital gains attributable to the assets of the Separate Account, divided by (ii) the value of the assets in the Separate Account at the beginning of the Valuation Period. The gross investment rate may be positive or negative.
                    (c) The net investment factor for each Account is the sum of 1.00000000 plus the net investment rate for the Account.

19. ACCUMULATION    The value of both the Fixed Dollar Annuity Accumulation Unit
      UNIT VALUE    and the Separate Account Accumulation Unit was established at $10.00 as of July 1, 1971. The value of an Accumulation
                    Unit of either type on the last day of any subsequent
                    Valuation Period is determined by multiplying such value on the last day of the immediately preceding Valuation Period by the net investment factor for the current Valuation
                    Period. The value of an Accumulation Unit as of any date
                    other than a Valuation Date is equal to its value as of the immediately following Valuation Date.

20. REPORTS TO      The Company will send the Owner at least once in each
     THE OWNER      contract year after the first (a) a statement which reflects the investment results for the preceding year, and (b) a
                    statement which reflects the value of the Accumulation Units credited to the contract in all cases where the contract
                    provides for Cash Surrender Value.

                              SETTLEMENT PROVISIONS

21.  GENERAL        Subject to these provisions, the whole or any part (but in
 CONDITIONS OF      no case less than $2,000) of the proceeds due the Payee in
    SETTLEMENT      settlement of this contract may be made payable in
                    accordance with one of the following options, or in any
                    other manner that may be agreed upon with the Company. Any election, or change or revocation thereof, must be filed
                    with the Company at its Home Office before settlement has
                    been made and shall be effective only when attached hereto or endorsed hereon or otherwise recorded as the Company may require. The Change of Beneficiary provision under this
                    contract shall apply to any election or change of election of an option prior to settlement date. If no election is in effect on the settlement date, the Payee entitled to the
                    proceeds may at that time make such election. No settlement option will be available without the consent of the Company if this contract is assigned, or if the Payee is a
                    corporation, association, partnership, trustee or estate.

                    The Payee under a settlement option operative on or after the death of the Annuitant shall be the Beneficiary during the lifetime of such Beneficiary. The Payee under a settlement option operative on or after surrender of this contract shall be the Annuitant during the lifetime of such Annuitant.

                    Any settlement of this contract in accordance with the first paragraph on the face hereof, or under one of the first four settlement options in provision 23, shall be subject to satisfactory proof of age of any Payee.

FORM 1181                                                                PAGE 5

22. DATE OF         The right to interest will accrue under the Seventh Option
    PAYMENT         in provision 23, and the first income payment will be made under any other option as of the date when the proceeds of this contract would otherwise be payable

23. SETTLEMENT      FIRST OPTION--Life Annuity--An Annuity payable monthly
       OPTIONS      during the lifetime of the Payee, ceasing with the last
                    payment due prior to the death of the Payee.

                    SECOND OPTION--Life Annuity with 120, 180 or 240 Monthly
                    Payments Guaranteed--An annuity payable monthly during the lifetime of the Payee including the guarantee that if, at the death of the Payee, payments have been made for less than 120 months, 180 months or 240 months (as selected), payments shall be continued during the remainder of the selected period.

                    THIRD OPTION--Unit Refund Life Annuity--An annuity payable monthly during the lifetime of the Payee, ceasing with the last payment due prior to the death of the Payee; provided that, at the death of the Payee, the Beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess, if any, of
                    (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit value at the effective date of the first annuity payment and (b) is the number of Annuity Units represented by each payment multiplied by the number of payments made.

                    FOURTH OPTION--Joint and Last Survivor Life Annuity--An annuity payable monthly during the joint lifetime of the Payee and a secondary Payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

                    FIFTH OPTION--Payments for a Designated Period--An amount payable monthly for the number of years selected which may be from 1 to 30 years.

                    SIXTH OPTION--Payments of a Specified Dollar Amount--The amount due may be paid in equal annual, semiannual, quarterly or monthly installments of a designated dollar amount (not less than $75. a year per $1,000 of the original amount due) until the remaining balance is less than the amount of one installment. To determine the remaining balance in either Account at the end of any valuation period such balance at the end of the previous period is decreased by the amount of any installment paid during the period and the result multiplied by the net investment factor for the period. If the remaining balance at any time is less than the amount of one installment, such balance will be paid and will be the final payment under the option.

                    SEVENTH OPTION--Investment Income--The amount due may be left on deposit with the Company in its General Account and a sum will be paid annually, semiannually, quarterly or monthly, as selected, which shall be equal to the net investment rate for the period multiplied by the amount remaining on deposit.

24. ALLOCATION      At the time election of one of the first 5 settlement
    OF ANNUITY      options is made, the person electing the option may further elect to have the Cash Surrender Value, less any
                    indebtedness hereon, applied to provide a variable annuity, a fixed dollar annuity or a combination of both. Election of the Sixth Option may specify that the net investment factor for the Separate Account or the General Account is to apply or the amount due may be split between the two Accounts. If no election is made to the contrary, that portion of the
                    amount due from the Separate Account shall be applied to
                    provide a variable annuity and that portion of the amount
                    due from the General Account shall be applied to provide a fixed dollar annuity. Election of the Seventh Option shall constitute election of fixed income.

25. VARIABLE        After the first monthly payment for a variable annuity has
     ANNUITY        been determined in accordance with provision 28 the number of Separate Account Units is determined by dividing that
                    first monthly payment by the Separate Account Annuity Unit value at the effective date of the first annuity payment.
                    Once variable annuity payments have begun, the number of
                    annuity units remains fixed. The method of calculating the unit value is described in provision 27.

                    The dollar amount of the second and subsequent variable annuity payments is not predetermined and may change from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Separate Account Annuity Units by the Separate
                    Account Annuity Unit Value, as described in provision 27, for the date on which the payment is due.

                    The Company guarantees that the dollar amount of variable annuity payments shall not be affected by variation in the actual mortality experience of Payees from the mortality assumption as used in determining the first monthly payment.

26. FIXED DOLLAR    After the first monthly payment for a fixed dollar annuity
         ANNUITY    has been determined in accordance with provision 28, the
                    number of Fixed Dollar Annuity Units is determined by
                    dividing the first monthly payment by the Fixed Dollar
                    Annuity Unit value. Such value will always equal $1.00. Once fixed dollar annuity payments have begun, the number of
                    Annuity Units remain fixed. Although fixed dollar annuity
                    payments may never be less than the first monthly payment, each payment certain after the first under the Second or
                    Fifth Option and the net investment rate applied under the
                    Sixth and Seventh Options may be increased as a result of
                    excess credits declared by the Board of Directors of the
                    Company.

27. ANNUITY UNIT    The value of the Fixed Dollar Annuity Unit is fixed at
           VALUE    $1.00. The value of the Separate Account Annuity Unit for
                    July 1, 1971 was fixed at $1.00 and for each day thereafter is determined by multiplying the value of the Separate
                    Account Annuity Unit on the preceding day by the Annuity
                    Change Factor for the Valuation Period ending on the 10th
                    preceding day or by 1.0 if no Valuation Period ended on the
                    10th preceding day. The Annuity Change Factor is equal to
                    the amount determined by dividing the net investment factor for such Valuation Period by an amount equal to one (1) plus the interest rate for the number of calendar days in such
                    Valuation Period at the effective annual rate of 3-1/2%.

FORM 1181                                                                PAGE 6

28. ANNUITY TABLES  The Tables below show the dollar amount of the first monthly payment for each $1,000 applied under the first 5 settlement options. Under the First, Second or Third Options, the amount of each payment will depend upon the sex of the Payee and the Payee's adjusted age at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the sex of both Payees and their adjusted ages at the time the first payment is due. Adjusted age is determined in accordance with the following table:

                        CALENDAR YEAR OF BIRTH               ADJUSTED AGE
                        Before 1990...................Actual Age increased by 1
                        1900-1919.....................Actual Age
                        1920-1939.....................Actual Age decreased by 1
                        1940-1959.....................Actual Age decreased by 2
                        1960-1979.....................Actual Age decreased by 3
                        After 1979....................Actual Age decreased by 4

                    Actual age, as used in the table above shall mean age nearest birthday at the time the first payment is due.

                    If it would produce greater benefits, the Company agrees that the first monthly payment to the Annuitant will be 103% of the first monthly payment produced by a then currently issued immediate annuity of the same form with a single
                    Stipulated Payment equal to the Cash Surrender Value, less any indebtedness hereon, which is being applied under the contract.

29. MINIMUM         No election of any settlement option may be made under the
   PAYMENTS         contract for any Payee unless such election would produce a first payment of at least $25. to that Payee and if a
                    combination benefit is elected, no election may be made
                    unless the first payment from each Account would be $25. to the Payee. If at any time, any payments to be made to any
                    Payee from either Account are or become less than $25. each the Company shall have the right to change the frequency of payments to such interval as will result in the payment of at least $25. or if any payment would be less than $25. a
                    year, the Company may make such other settlement as may be equitable to the Payee.

30. DESCRIPTION     The tables for the First, Second, Third and Fourth Options
      OF TABLES     in provision 23 are based on the Progressive Annuity Table assuming births in the year 1900 and a net investment rate of 3-1/2% a year. The tables for the Fifth Option are based on a net investment rate of 3% for the General Account and
                    3-1/2% for the Separate Account.

31. PAYMENT OF      If any Payee dies while receiving payments under a
    GUARANTEED      settlement option, the present values at the current dollar
       MONTHLY      amount, on the date of death, of any remaining guaranteed
      PAYMENTS      number of payments or any then remaining balance of proceeds under the Sixth or Seventh Options will be paid in one sum to the executor or administrators of the Payee unless other provision shall have been previously made and approved by
                    the Company. Calculations for such present value of
                    guaranteed payments remaining will assume a net investment rate of 3% a year in the General Account for the Fifth
                    Option and 3-1/2% a year for all other General Account and all Separate Account options.

32. OPTION TO BEGIN Upon written request by the Owner and any assignee and MONTHLY INCOME irrevocable beneficiary, the commencement of monthly income
      AT LATER DATE may be deferred and this contract continued until any contract anniversary after the Maturity Date but not beyond the contract anniversary on which the attained age of the Annuitant is 75.

                    In the event of the death of the Annuitant during the period during which monthly income is deferred, the Company will, upon receipt of due proof of such death, pay to the Beneficiary the Cash Surrender Value on the Valuation Date coincident with or next following the date written notice of death is received by the Company.

33. SURRENDER OF    When the income provided on page 1 hereof becomes payable,
    CONTRACT FOR    or when a settlement option shall become operative, this
   SUPPLEMENTARY    contract must be surrendered to the Company in exchange for
        CONTRACT    a supplementary contract which shall set forth the terms and conditions of payment of such income or under such
                    settlement option.


FORM 1181                                                                 PAGE 7

                         AMOUNT OF FIRST MONTHLY PAYMENT

                    FOR EACH $1,000 OF NET TERMINATION VALUE


FIRST, SECOND AND THIRD OPTIONS--SINGLE LIFE ANNUITIES WITH:

                   Monthly
                  Payments                           Monthly Payments                                    Monthly Payments
  Adjusted       Guaranteed        Adjusted             Guaranteed                   Adjusted               Guaranteed
 Age of Payee   -----------     Age of Payee        -------------------    Unit    Age of Payee         -------------------   Unit
Male   Female   120     240    Male  Female None    120     180     240   Refund   Male Female  None     120    180    240   Refund
 20     24     $3.38   $3.37    40    44            $4.03         $3.98             60     64  $6.01    $5.79   $5.53 $5.13   $5.44
 21     25      3.40    3.39    41    45             4.08          4.03             61     65   6.18     5.94    5.63  5.24    5.56
 22     26      3.42    3.41    42    46             4.14          4.08             62     66   6.37     6.08    5.74  5.30    5.69
 23     27      3.44    3.43    43    47             4.20          4.13             63     67   6.57     6.24    5.84  5.36    5.82
 24     28      3.46    3.45    44    48             4.26          4.18             64     68   6.79     6.40    5.95  5.41    5.96
 25     29      3.49    3.48    45    49   $4.34     4.32   $4.28  4.23    $4.21    65     69   7.02     6.57    6.05  5.46    6.11
 26     30      3.51    3.50    46    50    4.42     4.39    4.35  4.28     4.27    66     70   7.27     6.74    6.15  5.51    6.27
 27     31      3.54    3.53    47    51    4.49     4.46    4.41  4.34     4.33    67     71   7.54     6.91    6.26  5.55    6.43
 28     32      3.57    3.55    48    52    4.57     4.53    4.48  4.40     4.39    68     72   7.83     7.10    6.35  5.59    6.60
 29     33      3.60    3.58    49    53    4.65     4.61    4.55  4.46     4.46    69     73   8.14     7.28    6.45  5.62    6.80
 30     34      3.63    3.61    50    54    4.74     4.69    4.62  4.52     4.53    70     74   8.48     7.47    6.54  5.65    6.98
 31     35      3.66    3.64    51    55    4.84     4.78    4.70  4.58     4.60    71     75   8.84     7.66    6.62  5.68    7.20
 32     36      3.69    3.67    52    56    4.94     4.87    4.78  4.65     4.67    72     76   9.23     7.85    6.70  5.70    7.43
 33     37      3.73    3.71    53    57    5.04     4.97    4.87  4.71     4.76    73     77   9.65     8.04    6.77  5.71    7.65
 34     38      3.77    3.74    54    58    5.16     5.07    4.95  4.78     4.84    74     78   10.11    8.23    6.83  5.72    7.90
 35     39      3.80    3.78    55    59    5.28     5.18    5.04  4.85     4.93    75     79   10.61    8.41    6.88  5.72    8.18
 36     40      3.84    3.82    56    60    5.40     5.29    5.13  4.91     5.02    76     80            8.58          5.72
 37     41      3.89    3.85    57    61    5.54     5.41    5.23  4.98     5.12
 38     42      3.93    3.90    58    62    5.69     5.53    5.33  5.05     5.22
 39     43      3.98    3.94    59    63    5.84     5.66    5.43  5.11     5.33



FOURTH OPTION--JOINT AND LAST SURVIVOR ANNUITY


                                                                    Adjusted Age of Payee
   Adjusted Age of                                                  ---------------------
   Secondary Payee          Male 45         Male 50         Male 55         Male 60        Male 65         Male 70
Male            Female     Female 49       Female 54       Female 59       Female 64      Female 69       Female 74        Male 75
 36               40         $3.68           $3.73           $3.77          $3.80           $3.82           $3.83           $3.84
 41               45          3.81            3.89            3.95           4.00            4.04            4.06            4.08
 46               50          3.93            4.05            4.15           4.24            4.30            4.35            4.38
 51               55          4.03            4.21            4.37           4.51            4.62            4.70            4.76
 56               60          4.13            4.35            4.58           4.80            4.99            5.14            5.25
 61               65          4.20            4.47            4.78           5.09            5.39            5.65            5.86
 66               70          4.25            4.57            4.94           5.36            5.81            6.23            6.60
 71               75          4.29            4.64            5.07           5.59            6.19            6.83            7.45
 76               80          ---             4.68            5.15           5.75            6.50            7.37            8.33
 81               85          ---             4.71            5.21           5.87            6.72            7.81            9.13
The monthly payment for any combination of ages not shown will be quoted upon request.

FIFTH OPTION--PAYMENTS FOR A DESIGNATED PERIOD

                      Amount of                                 Amount of                                      Amount of
Years of           Monthly Payment          Years of         Monthly Payment              Years of          Monthly payment
Payment       Gen. Acct.      Sep. Acct.     Payment    Gen. Acct.     Sep. Acct.          Payment   Gen. Acct.      Sep. Acct.
   1           $84.47          $84.65           11       $8.86           $9.09                21       $5.32           $5.56
   2            42.86           43.05           12        8.24            8.46                22        5.15            5.39
   3            28.99           29.19           13        7.71            7.94                23        4.99            5.24
   4            22.06           22.27           14        7.26            7.49                24        4.84            5.09
   5            17.91           18.12           15        6.87            7.10                25        4.71            4.96
   6            15.14           15.35           16        6.53            6.76                26        4.59            4.84
   7            13.16           13.38           17        6.23            6.47                27        4.47            4.73
   8            11.68           11.90           18        5.96            6.20                28        4.37            4.63
   9            10.53           10.75           19        5.73            5.97                29        4.27            4.53
  10             9.61            9.83           20        5.51            5.75                30        4.18            4.45

FORM 1170-1171-1181                                                     PAGE 8

                       THE FRANKLIN LIFE INSURANCE COMPANY

                      A Brief Description of This Contract

This is a Single Payment Deferred Variable Annuity or Variable and Fixed Annuity Contract. A death benefit is payable before Maturity Date. lncome is payable for life, first payment at Maturity Date.


          ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.



FORM 1181